MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the APAC’s Third Quarter 2007 Earnings Results Conference Call. Today’s call is being recorded. At this time I would like to turn the call over to Ms. Jody Burfening of LHA. Please go ahead.

Jody Burfening, Managing Director, Lippert/Heilshorn & Associates

Thank you, operator. Good morning and welcome to the 2007 Third Quarter Conference Call for APAC Customer Services. We issued the earnings release earlier this morning and if you have not yet received a copy please call Lippert/Heilshorn at area code 212-838-3777. Company representatives on today’s call are Bob Keller, President and Chief Executive Officer, and George Hepburn, Senior Vice President and Chief Financial Officer.

The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn, and a Q&A session. Before opening the conference call, I would like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties, and other factors that could cause the company’s actual results to differ materially.

Today’s earnings release, the company’s annual report on Form 10-K for the year ended December 31st, 2006, and its more recent filing on Form 10-Q discuss some of these factors. The company’s forward-looking statements speak only as of today’s date. To supplement the company’s consolidated financial statements the company uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to today’s earnings release and additional information can be found in the company’s annual report on Form 10-K for the year ended December 31st, 2006 and in its more recent filing on Form 10-Q. With that I would now like to turn the call over to Bob. Good morning Bob.

Robert J. Keller, President and Chief Executive Officer

Good morning Jody. Thank you. Good morning everyone and thanks for joining us today. Our third quarter results showed solid improvements in our year-over-year financial performance. Revenue grew 15%, offshore revenue was up 63%, and gross profit increased approximately 53% to 4.5 million. EBITDA increased approximately 6 million to 1.7 million and we reduced our net loss by 45%. While the sequential quarter-to-quarter progress wasn’t quite as dramatic we made substantial progress towards our near term goal of being profitable in the fourth quarter. As I did last quarter I would like to update you on the status of several of our most important initiatives, specifically our focus on improving employee retention in the Philippines, continuing to improve program quality and increasing our operational efficiency.

We continue to see improvement in employee retention offshore at both the agent level where we reduced turn-over sequentially by 10% from the second quarter, and manager levels where our annualized voluntary turn-over is currently running at less than 8%. Both the compensation adjustments and the management development programs we’ve implemented have made a material difference in our ability to retain our better performers.

Last quarter we discussed in detail the steps we’ve been taking to meet the very rigorous quality standards established by Blue Cross Blue Shield. Investments we’ve made and will continue to make in additional and recurrent training for our agents is having a measurable impact on our performance and we remain on track to meet our goals in this area.

We also made progress in improving quality and efficiency in our domestic operations and specifically at our UPS facility in Tampa. As most of you know, we took over management of that facility at the end of April of this year and our plan was to bring Tampa up to the standards of our Newport News UPS site by year end. I’m happy to report that we continued our improvement in the third quarter against all of our operational metrics, quality, retention and efficiency, and believe we are on track to reach our goals with this facility.

During the third quarter we also began to see the financial benefits of our second quarter reductions in domestic seat capacity. Domestic operating expenses were lower and as anticipated as we entered the fourth quarter our domestic call centers were running at approximately 92% capacity. George will provide you with more details on this later in the call.

Before commenting on our outlook for the remainder of 2007 and beyond, I’d like to give you a brief update on our offshore facilities planning. As you know our newest call center opened in Cubao the last week of March of this year and as of September 30th we had approximately 900 seats in production. We expect to have almost 1,300 in production by year end.

Three weeks ago I attended the official grand opening of the Cubao facility and I’d like to take a moment to say how impressed I was with the facility, our people and frankly the support of the Philippine government and the local community. Peter Favila, the Philippine Secretary of Trade and Industry spent hours at our facility and spoke eloquently to our people about the importance of loyalty and the responsibility to deliver outstanding service to our clients.

We talked to the local press about our commitment to the Philippines and shared with them that we had selected a location for our fourth site there. We are currently in negotiations for that space and expect to complete the negotiations before year end. We also expect the time required to build out this space would be less than 90 days. That timing will allow us to bring additional capacity online quickly at the point that we need it to meet client demand while carefully managing our capital investments.

Looking ahead to the fourth quarter this year and beyond we are monitoring business conditions closely and are aware of the general concerns about growing economic weakness in our economy. While we believe that longer-term softness in the economy drives growth in our industry, in the short-term it can be disruptive and we are cautious about the near term impact of the economy on our results. Usually by this point in the fourth quarter we have seen the front end of the seasonal lift in most of our industry verticals. To date that lift has been lighter than usual. That said our business continues to grow and we will show growth in the fourth quarter on a quarter-to-quarter and year-to-year basis. We also still anticipate being profitable in the fourth quarter of this year.

Looking at 2008 we won’t complete our budget planning process for the next year until mid-December, but there are some variables that we are building into our plan. We are anticipating that the peso will continue to strengthen against the dollar, which even with the hedging program we have in place this quarter will put pressure on our offshore margins in 2008. Additionally it may make our domestic solutions more viable for some of our clients and prospects and slow down some transitions to the Philippines with a result that we’re likely to see a change in our expected revenue mix. We also anticipate that especially in certain verticals competition and pricing pressure will increase next year. All of these factors could put increased pressure on our gross profit margins. Still our foundation for growth is strong and getting stronger. Even though we may see margin compression next year we plan to continue to invest offshore in capacity, as I’ve spoken about, but more specifically in the training and development of our people. We aren’t the biggest, we aren’t the cheapest, we win because we deliver the best and most consistent quality.

We are also planning to invest in our sales organization; dedicating incremental resources to new client growth and adding focus on daytime work in Manila. Additionally given the economic uncertainty we will also intensify our focus on cash flow and managing capital expenditures, investing capital only on an as needed just in time basis. We believe that we can and will begin paying down debt in 2008. Finally we believe that our longer-term objectives remain within reach. We expect to be profitable on a full-year basis in 2008 and deliver double-digit revenue growth with improving EBITDA and gross margins.

At this point, I will ask George to give you more details on the program as well as other financial matters. George

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks, Bob. Good morning everyone. Bob has already highlighted some of our more important financial metrics for the third quarter. However I’d like to follow up by providing more details on the dynamics behind these improved results. For the third quarter of 2007 net revenue totaled 56.8 million, which was 7.5 million higher than the 49.3 million we generated in last year’s third quarter. Offshore revenue increased 4.3 million or 63%, primarily due to the revenue from the more than 1,000 production seats we have added over the past year. Specific offshore growth was in the health care and publishing verticals. Domestic revenues also increased, 3.2 million or 8% driven primarily by the additional volume generated by the second UPS facility.

Overall, third quarter 2007 cost of services was up 6 million to 52.3 million from 46.3 million in the 2006 third quarter, but as a percentage of revenue it decreased to 92% from 94%. Most of the dollar increase was in offshore cost of services and reflected higher labor costs driven by increased volume, higher fixed operating costs due to the opening of the second and third offshore customer care centers in 2006 and 2007 and other expenses associated with the investments we are making in quality and training programs. Domestic costs of services increased only 900,000 as higher labor costs from the addition of our second UPS facility were partially offset by lower operating expenses from the prior restructuring of our domestic operations including the relocation of our Corpus Christi, Texas customer care center and the downsizing of our Tucson, Arizona center.

One thing I’d like to call out relative to our cost of services is the improvement Bob mentioned in our attrition rate. Our attrition rate, which we calculate on an all in basis, including those agents that leave in the first 90 days was 73% for the 2007 third quarter, an improvement from 89% in last year’s third quarter. We also continue to see sequential improvement in offshore attrition rates, which improved to 63% from 69% in the second quarter of 2007. Our seat utilization at the end of the third quarter also improved to 92% up from approximately 76%, which we averaged in the second quarter. In terms of production seats we finished the quarter with just over 7,000 seats, the offshore seats grew by over 325 seats in our new Cubao facility, but only grew by approximately 200 seats in total as we took out some interim seats in our Alabong site and redeployed them to other functions such as quality and team leaders. Getting back to the financials, our gross profit was 4.5 million or 8% of revenue up from 3.0 million or 6% of revenue in the 2006 third quarter. Two factors contribute to the improvement in gross profit, the contribution from higher revenues and the improvement in other domestic facility costs. Gross profit margin improved due to the domestic efficiencies both in labor productivity and facility costs, but was offset in part by additional fixed offshore facility costs and the investments we are making in offshore training.

Operating expenses were down significantly from the 2006 third quarter due to a 1.5 million reduction in SG&A, and the fact that we took a 2.3 million charge in the 2006 period for costs associated with facility closures and an additional charge for the company’s corporate office. As Bob mentioned on a year-over-year basis we have realized savings of over 5 million, due to the 2006 and 2007 restructuring activities, of which approximately 750,000 is from the restructuring activities we implemented in this year’s second quarter. The savings from these initiatives are now clearly becoming evident in our domestic facility costs and SG&A expenses, but have been largely offset by the increased investments in our offshore operations and the addition of the second UPS facility.

Finally the third quarter 2007 net loss was 2.8 million or 6 cents per diluted share compared with a loss of 5 million or 10 cents per diluted share in the prior year quarter. This improvement reflects the higher gross profit contribution, the absence of the 2.3 million in restructuring charges, and lower SG&A partially offset by higher interest costs. The third quarter 2006 net loss also includes the 2.8 million benefit from income taxes. In 2007 we are no longer able from an accounting perspective to report any tax benefits from these losses. So stated more simply, the actual improvement in our Q3 2007 results compare very favorably to the prior year as the restructuring and tax benefits from 2006 largely offset each other.

Moving to our sequential performance, total revenue increased 3 million primarily due to a full quarter of revenue from the second UPS facility and increased offshore revenue. Gross profit margin increased slightly to 8.0% from 7.6%, due to the improvements in domestic efficiency and increased contribution from offshore revenue, partially offset by increases in other facility expenses. With regard to the balance sheet our net debt increased to 24.4 million from 17.3 million at the end of the second quarter, due primarily to increased DSO and capital spending for our third permanent offshore site. Our DSO increased due to the timing of payments between the two quarters. In Q2 we received early payments from two clients with longer payment terms. This quarter we had late payments. The bottom line is that our normalized DSO is around 53 to 54 days, but the swing between the quarters added about 5 million in additional debt. Capital spending for the quarter was up 1.9 million from the prior year due to additional offshore spending.

At the end of third quarter we were in compliance with our bank covenants. Availability has not been an issue this year, nor do we expect it to be in the future under the current bank agreements, but as many of you know, the covenants are going to be very tight for the fourth quarter and as such we expect we’ll have to renegotiate them before year end to give us more room to operate over the next several quarters, and as Bob mentioned, we expect to manage CapEx very tightly over the next year to ensure that we will be able to pay down debt in 2008.

Moving on to liquidity, on a year-over-year basis, third quarter 2007 adjusted EBITDA increased by 3.5 million to 1.7 million due to higher revenue, lower domestic facility costs and lower operating expenses. Free cash flow improved to a negative 1.8 million from a negative 5.8 million for the same reasons, although the improvement was partially offset by higher CapEx with the build-out of the Cubao facility. As you know, we have generally not spoken about the currency exchange issues on our past conference calls, as they just we’re material to our quarter-to-quarter earnings averaging less than 200,000 per quarter, but as you may recall from last quarter’s conference call we have begun to see that amount increase and as our operations continue to grow it has become prudent for us to begin to manage those risks. In the past two years, we have seen the Philippine peso appreciate by approximately 20%. In the last quarter it appreciated from an average of approximately 46.8 in the second quarter to 45.8 in the third quarter. This resulted in a negative impact to our sequential third quarter results of approximately 200,000, but frankly the quarterly impact is not as severe as the overall cumulative economic impact which in the last year has resulted in an increase in labor costs of over 10%.

In October, our board approved a forward hedging program to help manage the risk of the fluctuation in the Philippine peso exchange rates. Our initial approach is to hedge our risks for a one year period and cover our payroll and rent exposures. We plan to hedge between 50 and 90% of our exposure during any one quarter. It is our plan to regularly reduce our exposure for future periods given changes in the exchange rate. However, we estimate that based on the recent declines in the exchange rates and the economic projections for the peso against the dollar we could incur 1 to 2 million in additional labor costs in 2008, which would negatively impact our offshore gross profit margins by 2 to 4% on a year-over-year basis even with the hedging program in place.

Bob commented earlier on the timing of our 2008 budget process and has given all the 2008 guidance we plan to give at this time. So in summary, we executed as planned in the third quarter and are beginning to demonstrate financially some of the year-over-year progress we are making. We continue to expect to see sequential growth and improvement as we move into the fourth quarter.

As this point operator, we’d now like to open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Bob Evans from Craig-Hallum Capital.

<Q – Robert Evans>: Hi, good morning everyone.

<A – Robert Keller>: Hey, Bob.

<A – George Hepburn, III>: Good morning.

<Q – Robert Evans>: Hi. Can you comment a little bit more on the hedging strategy and impact? A lot of your business in the Philippines is newer and with existing customers. Is there — my understanding was that you had some level of pricing flexibility to account for currency fluctuations. Can you elaborate on that?

<A – George Hepburn, III>: Yeah, Bob. This is George. All of our contracts have COLA provisions which generally provide for more than the typical labor cost increases that we see in the Philippines. We have one major contract that has currency provisions in it, but the majority of the contracts there do not. So the reality is, although we’ve initiated a hedging program, this will help us predict the impact of the exchange rates, but won’t fully protect us from the costs of additional labor just due to fluctuations in currency.

<Q – Robert Evans>: Okay, okay. And can you comment further in terms of your seat growth plans and the capacity utilization, you said 92%, but is that all in for the company or maybe, I want to make sure I had that properly.

<A – George Hepburn, III>: That’s correct, Bob. The 92% utilization is as we finish the third quarter.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: And as we entered the fourth quarter.

<Q – Robert Evans>: And that remaining capacity is primarily in the Philippines?

<A – George Hepburn, III>: Yeah. We’re running at about 100% in the Philippines, and in our UPS facilities. Domestic is at 92% and we’ll be operating as a company probably at 95% plus for the fourth quarter.

<Q – Robert Evans>: Okay. And is there any ability to expand some of your existing facilities to capture more demand?

<A – Robert Keller>: We have an ability to flex in the Philippines and we’ve got a limited ability to do that domestically.

<Q – Robert Evans>: Okay. And the timing of the new facility from what you said before it would be early of Q2, is that right?

<A – Robert Keller>: Yeah, we have an ability from the point that we say “go”, to have the site up and running in about 90 days, and so we think when all is said and done, if we needed it we could have it operational in the second quarter.

<Q – Robert Evans>: Okay. And then on the SG&A side, it was a nice year-over-year and sequential decline. Is this a good run rate to use going forward?

<A – George Hepburn, III>: This quarter was a little low, Bob. We had some timing of a couple of things last year that hit us in the third quarter, which made last year’s third quarter look a little bit higher. And in this quarter we did have a small settlement on a bankruptcy claim that provided a couple of hundred thousand of benefit in the quarter.

<Q – Robert Evans>: Okay. But net of that, we’re kind of in the right ball-park going forward?

<A – George Hepburn, III>: The only thing that we will be adding back really on a go-forward basis is we are not planning on a bonus incentive program for 2007, and we would be adding that back in 2008. And that would add somewhere between 0.5 million and 0.75 million to the company in total on a quarterly basis.

<Q – Robert Evans>: Okay. All right, thank you.

Operator: And moving on our next question comes from Tom Smith from First Analysis.

<Q – Thomas Smith>: Hi guys.

<A – Robert Keller>: Hi Tom.

<Q – Thomas Smith>: How are you?

<A – Robert Keller>: Good.

<Q – Thomas Smith>: On the gross margin I just want to make sure it’s clear. It looks like on a sequential basis most of the, I mean the improvement was largely impacted because of the offshore sites? What I mean with your domestic utilization kind of in the 90% plus range where you hoped it would be. Is that correct?

<A – George Hepburn, III>: There was a pretty significant improvement in domestic utilization between the quarters. You may recall at the end of the second quarter we reduced our capacity in Corpus Christi and in Tucson but those seats were open for most of the whole second quarter, so the efficiency or the improvement in utilization was pretty dramatic when we got rid of those seats and that’s why we’re running close to 90% going into the fourth quarter. Now, clearly domestically our margins have shored up. We’re not carrying fixed costs and we have seen a number of nice improvements relative to some of the restructuring activities domestically, so we did see improvements in the margins that were attributable to our domestic operations. However, we did see growth offshore and that contributed a little bit too.

<Q – Thomas Smith>: Okay. Now, I think you said that you can see some gross margin compression in 2008?

<A – Robert Keller>: Yes.

<Q – Thomas Smith>: I think earlier you said you had gross margin goals of 10 to 12% for ‘07 and 12 to 16% for ‘08? Do you still think you’ll be within those ranges or do you see the potential for changes to those ranges?

<A – George Hepburn, III>: What were those numbers again, Tom?

<Q – Thomas Smith>: I thought earlier that you had said gross margin for 2007 would be in a 10 to 12% range and for ‘08 it would be in a 12 to 16% range. I was thinking about that was your earlier guidance?

<A – George Hepburn, III>: No, I don’t think we were that high domestically, I mean in 2007.

<Q – Thomas Smith>: I mean overall.

<A – George Hepburn, III>: Yes. We have ranges within quarters. The fourth quarter generally is our highest quarter as we’ve seen seasonality typically in the fourth quarter but we are expecting improvements in 2008 and our last guidance was in that range. We’ve not provided updated 2008 guidance yet. We will be doing that here over the next month or so.

<Q – Thomas Smith>: Okay. And then lastly, it sounded like you said there was less or you are seeing less of a seasonal lift in revenue for Q4 so far?

<A – Robert Keller>: That’s true.

<Q – Thomas Smith>: Is that in any particular vertical?

<A – Robert Keller>: Tom, it’s actually kind of across the board, you know UPS commented in their last earnings release that shipping volumes domestically were the lightest that they had seen in 4 years up to this point in time and that frankly they weren’t optimistic about them coming back during the holiday season which is normally kind of a huge shipping area for them. We’ve had healthcare clients in their earnings releases talk about missing membership goals, you know Citibank normally we work on some of the consumer programs for Citibank and normally they are pretty aggressive about marketing during the holiday season. They haven’t been specific on a program level yet, what they had said publicly is that they need to take expenses down to cover some of the issues that they’ve had on sub prime loans. Our Part D enrollment doesn’t kick off until November 15 and so we’re kind of sitting on the side lines waiting right now and Verizon which is another very large client tends to market very, very aggressively between Thanksgiving and the end of the year relative to new equipment and so normally we see kind of a ramp up in anticipation of that and kind of across the board people are more cautious than they have been in the last several years.

<Q – Thomas Smith>: Okay, okay well thanks for that detail.

<A – George Hepburn, III>: Tom, let me come back to your questions on the margins. I think I misunderstood your question. Your comment was in 2007 – the answer to your initial question of 10 to 12 for ‘07 and 12 to 16 for ’08 is still yes.

<Q – Thomas Smith>: Okay.

<A – George Hepburn, III>: I wanted – I thought you were talking about the fourth quarter, which is normally our strongest quarter. That is a full year number, the 10 to 12.

<Q – Thomas Smith>: Right, right.

<A – George Hepburn, III>: Right and you know although we haven’t commented on 2008 we are still comfortable with that range.

<Q – Thomas Smith>: Okay, thanks.

Operator: [Operator Instructions] Our next question will come from Rob Damron from 21st Century Equity’s.

<Q – Rob Damron>: Good morning guys.

<A – Robert Keller>: Hey Rob.

<Q – Rob Damron>: I wanted to ask a question about the — basically attracting and retaining new managers in the Philippines. You talked a little bit about new training programs, but maybe just give us a little more color there and also what kind of wage pressures, additional wage pressures you might be seeing specifically surrounding managers?

<A – Robert Keller>: You know what, I think we expressed concern in the first quarter of this year that our managers were getting poached and that was a concern to us given the unique programs that we run over there we’re having to build our own management team and so retention was absolutely critical. We’ve put in early identification programs for agents to become managers. We’ve put in personalized management development programs. We went and did some quick but pretty extensive research on what it was going to cost us in order to compete fairly for the kind of individuals that we want. We put all those programs in place in the second quarter and we literally, out of hundreds of team leads that we have in the Philippines we had 4 folks leave us in the third quarter, so we think we’ve got pretty good traction from both the compensation and from a development point of view with those folks.

<Q – Rob Damron>: Okay, that’s helpful. Then maybe you could give us a little color on what you expect in terms of CapEx for ‘08 assuming you do build out the fourth facility?

<A – George Hepburn, III>: What’s changed a little bit over the last 2 years Rob is that our maintenance CapEx domestically has come down and that’s one area where we think we can sharpen our pencils to manage our capital. We’re still expecting that any incremental seats that we would add in a fourth facility will come on at around 7000 per seat. So if we were to add 500 seats that would be 3.5 million in CapEx. So frankly I think we’re going to pull back our CapEx guidance a little bit into 2008 and bring it down a couple of million because our goal, as Bob mentioned, is we still are going to be paying down debt.

<Q – Rob Damron>: Okay, that’s helpful, thank you.

Operator: Our next question is from Nate Swanson from ThinkEquity.

<Q – Nate Swanson>: Hi guys. Just going back to the margins and the cost of services this quarter, was there anything one-time in nature in terms of the facilities or other expenses that you mentioned in the prepared remarks?

<A – George Hepburn, III>: There have been some health and workers comp related activity that was a little bit out of the norm. We’ve seen a few claims come through on group health that does hit us in some labor costs. We did see and are continuing to see some of the currency exchange issues start to have an impact on margins although not dramatically, Nate. You know really there hasn’t been anything specific that was one-time in nature that was material.

<Q – Nate Swanson>: Okay. As you look at Q4 I’m just wondering what are the levers that you see that you can pull? I mean it sounds like you’re running very full capacities at UPS. Your domestic capacity is running north of 90%. You’re running 100% in the Philippines. What are the levers that you see that will influence margins from Q3 to Q4?

<A – George Hepburn, III>: Well seat utilization and literally the billed hours per seat are still ramping up for us. Although we finished the quarter at 92% that’s the end of quarter number not the average that we did throughout the third quarter. The average throughout the third quarter was more like 85%, so I think what that demonstrates is we are ramping into the fourth quarter and we’re seeing it even in facilities that are at full seating capacity such as our UPS sites. They still see seasonal growth in the fourth quarter. More calls come in — we have more agents on the line for more hours of the day. So really it’s a combination of improving our billed hours per seat and the efficiencies we get, we pull people out of training. They’re less time in training and more time on the phones.

<Q – Nate Swanson>: Okay. So you’re going from training rates to more mature rates at UPS as well?

<A – Robert Keller>: And UPS specifically is more about overtime rates as opposed to just traditional rates.

<A – George Hepburn, III>: Other clients where it would be training versus production would be more like Verizon.

<Q – Nate Swanson>: Okay. Has your expectations for longer term gross margins changed at all in the last 90 days?

<A – Robert Keller>: You know I think we are — I don’t know that we have a number yet, Nate. I think we are more cautious. You know, I think that we are concerned that the peso could continue to strengthen and that would negatively impact us. I think we have been saying and are starting to see increased competition specifically in the healthcare sector and that could put pricing pressure on that sector, specifically in the Philippines going forward. Offsetting that, I think we feel frankly optimistic about demand for next year. We feel very good about the ability to grow our business going forward and I think we’ve got the physical plant where we want it and so I think we see opportunities to run our business more efficiently on a year-to-year basis.

<A – George Hepburn, III>: I’d also like to add to that, Nate, we mentioned last quarter that we had started to see more demand domestically than we had probably over the last 24 months. That comes on, generally, at a lower margin with higher revenues. On top of that, as Bob said, labor costs have gone up for us and as literally we will have doubled our employee base and our payroll costs over about a 12 to 15 month period in the Philippines, so what we’re seeing is with current economic projections on the peso that even though we have initiated this hedging program, all it does is make those costs predictable. It doesn’t eliminate some of the impacts of the currency exchange rate, so I would have to say, yes, we’re seeing compression a little bit in some of our offshore margins, but we also believe that the verticals we’re in provide a lot of growth and another mitigant to this would be if we were able to get more than one shift out of our Philippine seats. If we can get into running that daytime shift, we dramatically leverage that fixed capacity over there and that would improve our overall margin, so we have both, maybe risks and opportunities would be the way to look at it.

<Q – Nate Swanson>: Okay. And in terms of running more shifts, is that something you think you could do in 2008, or is that longer than that?

<A – George Hepburn, III>: It’s going to be slow getting to those second shifts but it is something when Bob talked earlier and mentioned the additional investments and sales resources, we are going to run pretty hard on trying to increase to more than 1 shift offshore to leverage our costs. Our incentive plan is going to be geared to incentivize them to sell that second shift, so the answer is yes, it’s going to become a priority for us this year, but one other thing that I didn’t mention earlier on the hedging is we have two of our facilities were actually leased in dollars back in 2003 and in 2008 they rolled into a mark-to-market peso adjustment. We’ve been receiving a pretty significant benefit for the Alabong facility and as we move into next year we hedge that facility, there’s a pretty significant price increase we get given the change in the peso over the last five years, so that’s just something I think I wanted to put in there too when we talked about margin. That will hit us in the GP line offshore.

<Q – Nate Swanson>: Okay. And then in terms, you mentioned the potential for increased demand domestically. It seems like you have that business running very well right now. I’m just wondering how you would move to fill that demand. Would we expect to see you open up additional domestic facilities? What is your plan there?

<A – Robert Keller>: I don’t know that we have anything concrete to tell you, Nate, but I think part of the opportunity that we’re pursuing is in a managed facility environment and so it wouldn’t impact us at all from a facility’s point of view. Part of the opportunity that we’re pursuing frankly will allow us to leverage what we’ve done in the at-home environment create capacity without getting an incremental facility. Part of it will ultimately be based on the timing of some of our clients moving to the Philippines. It’s clear that the gap on price has closed a little bit between where the Philippines was a couple years ago and where the US is. We still think that it’s the right play for our clients from a quality point of view. The level of education and commitment and the view of our work is a career opportunity as opposed to a job opportunity, still I think are all true and I said in my comments that our competitive difference is our commitment to quality and ultimately we think we deliver on a more consistent basis a higher quality product over there, so the timing of clients moving over there will dictate a little bit about what our CapEx and facility strategy here is domestically.

<Q – Nate Swanson>: Okay. All right, last two questions. One, what was your exposure to Citi last quarter and then secondly in terms of the fourth site, can you give us an estimate as to how many seats that site would be, a rough range?

<A – Robert Keller>: The fourth site, the original build out would be up to about 600 seats and we have an option to take that to 1,000 if we choose and George is on the Citibank number.

<A – George Hepburn, III>: Last quarter our Citibank exposure was under 2 million in revenue.

<Q – Nate Swanson>: Okay that’s helpful. Thank you.

Operator: [Operator Instructions} We’ll take our next question as a follow up from Bob Evans from Craig-Hallum Capital.

<Q – Robert Evans>: Hello again. Can you comment, given the discussions you’ve had on margins and whether, what we’re talking about ‘08, put it in some context in terms of does this change where you think you can bring the business? You’ve made comments in the past in terms of margin goals and do you still see those goals as achievable and if this business is run the way you think it can be, you know, just elaborate what we’re looking at.

<A – Robert Keller>: Yes, I think we haven’t changed at all in terms of what our long term expectations are in terms of financial capabilities of this business. I think we are more concerned about the near term economic disruption than we are about long term viability. We really do believe that economic softness over longer term creates more opportunity for our industry, not just for us but for our industry, and we think that the weakened dollar is a cyclical kind of thing and we’re in a particularly down cycle at this point in time and that’s exacerbated in the short-term by some of the subprime issues and the impact on the retail marketplace. I think for us specifically and for our clients those are issues that impact their business and ultimately could impact our volume in the short-term and so we’re trying to be cautious about that. I wouldn’t want people to walk away feeling anything other than optimistic about our ability to grow this business and frankly pretty confident about our ability to hit our long-term goals which are double digit EBITDA and consistent profitability, so I think we thought the third quarter was kind of a blocking and tackling quarter. We needed to show substantial progress over the second quarter. We think we’ve done that. We think we’ll show sequential improvement in the fourth quarter and if things kind of remain as they are today we would expect to be profitable this quarter.

<Q – Robert Evans>: Okay. And the double-digit margins, I thought in the past you said double-digit operating margins as as well as a long-term goal.

<A – George Hepburn, III>: You know, I haven’t really commented on that. I’d have to run the calc on how that actually backs up, Bob. I can follow that one back up with you.

<Q – Robert Evans>: Okay, thank you.

Operator: And there are no further questions at this time. Speakers, I’ll turn the conference back to you for additional or closing remarks.

Robert J. Keller, President and Chief Executive Officer

Well, thanks again everyone for joining us on this morning’s update and we look forward to talking to you again after our fourth quarter. Thanks.

Operator: And that does conclude our conference call today. Thank you all for your participation.

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